Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-1

EPWK Holdings Ltd.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Units, each consisting of:		457(o)		$	$10,000,000.00	0.0001531	$1,531.00
Fees to be Paid	Equity	(i) One Class A Ordinary Share or one Pre-Funded Warrant	(1)	Other				0.0001531	0.00
Fees to be Paid	Equity	(ii) One Warrant	(2)	Other				0.0001531	0.00
Fees to be Paid	Equity	Class A Shares issuable upon exercise of the Pre-funded Warrants	(3)	Other				0.0001531	0.00
Fees to be Paid	Equity	Class A Shares issuable upon exercise of the Warrants	(4)	Other		$	$10,500,000.00	0.0001531	$1,607.55

Total Offering Amounts:							$20,500,000.00		3,138.55
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$3,138.55

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Offering Note(s)

(1)	No separate fee is required pursuant to Rule 457(i) under the Securities Act.
(2)	No separate fee is required pursuant to Rule 457(i) under the Securities Act.
(3)	The proposed maximum offering price of the Class A Ordinary Shares proposed to be sold in the offering will be reduced on a dollar-for-dollar basis for any Pre-Funded Warrants offered and sold in the offering, and as such, the proposed aggregate maximum offering price of the Units is $10,000,000.
(4)	There will be one Warrant for every Class A Ordinary Share or Pre-Funded Warrant. Up to 100,000,000 Class A Ordinary Shares underlying the Warrants are registered.

As estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum offering price of the Class A Ordinary Shares issuable upon exercise of the Warrants included in the Units that are proposed to be sold in the offering is $10,500,000, as Warrant is exercisable at the exercise price equal to $0.525 per share and the maximum number of Class A Ordinary Shares upon cash exercise is 20,000,000.

However, a holder of the Warrants may also effect the zero exercise price option at any time while the Warrants are outstanding. The aggregate number of Class A Ordinary Shares issuable in such zero exercise price option pursuant to any given notice of exercise electing to effect a zero exercise price option under a Warrant shall be equal to 100,000,000 divided by the number of Units actually sold in the Offering, multiplied by the number of Class A Ordinary Shares set forth on the cover page of such Warrant, multiplied by the number of Class A Ordinary Shares set forth in such given notice of exercise, divided by the number of Class A Ordinary Shares set forth on the cover page of such Warrant. We do not expect to receive any proceeds from the zero exercise price option of the Warrants because it is highly unlikely that a holder of the Warrants would elect to exercise the Warrants by paying cash or via cashless exercise in lieu of the zero exercise price option. The maximum number of Class A Ordinary Shares issuable under all Warrants (including the zero exercise price option) shall not exceed 100,000,000. As such, holders of the Warrants may elect to be issued up to 100,000,000 Class A Ordinary Shares upon the zero exercise price option.